UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 26, 2026

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ALBEMARLE CORPORATION
(Exact name of registrant as specified in charter)
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Virginia	001-12658	54-1692118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
4250 Congress Street, Suite 900
Charlotte, North Carolina 28209
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (980) 299-5700
Not applicable
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a- 12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
COMMON STOCK, $.01 Par Value	ALB	New York Stock Exchange
DEPOSITARY SHARES, each representing a 1/20th interest in a share of 7.25% Series A Mandatory Convertible Preferred Stock	ALB PR A	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2026, Albemarle Corporation (the “Company”) entered into a credit agreement (the “2026 Credit Agreement”) among the Company, the lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent. The 2026 Credit Agreement provides for an unsecured revolving credit facility in the amount of up to $1.5 billion. The facility matures on October 29, 2031.

Borrowings under the 2026 Credit Agreement bear interest at variable rates based on the applicable benchmark rate for the currency in which such borrowings are denominated, plus an applicable margin determined by reference to the Company’s credit ratings.

Borrowings under the 2026 Credit Agreement are conditioned upon satisfaction of certain customary conditions precedent, including the absence of defaults. The 2026 Credit Agreement includes customary affirmative and negative covenants and includes a financial covenant requiring the Company to maintain a Consolidated Leverage Ratio (as such term is defined in the 2026 Credit Agreement) of less than or equal to 3.50:1.00 as of the end of each fiscal quarter during the term of the 2026 Credit Agreement. At the Company's election, this ratio may be increased by 0.50:1.00 for four consecutive fiscal quarters following certain acquisitions financed with more than $500 million of debt. The 2026 Credit Agreement also contains customary default provisions, including defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants and cross-defaults to other material indebtedness. The occurrence of an event of default under the 2026 Credit Agreement could result in all loans and other obligations becoming immediately due and payable and the commitments being terminated.

Certain of the Lenders and their affiliates have provided, and may in the future provide, commercial banking, investment banking and other services to the Company, for which they have received and may receive customary fees.

The foregoing description of the 2026 Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the 2026 Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 1.02 Termination of a Material Definitive Agreement.

In connection with entry into the 2026 Credit Agreement, on October 29, 2026, the Company terminated its existing Amended and Restated Credit Agreement, dated as of October 28, 2022 (as amended, the “2022 Credit Agreement”), among the Company, Albemarle Europe Srl, the lenders party thereto, and Bank of America, N.A., as administrative agent.

The 2022 Credit Agreement was scheduled to mature on October 28, 2028.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 26, 2026, the Board of Directors of the Company adopted amended and restated bylaws of the Company (the “Bylaws”), effective immediately. The amendments provide that, subject to the procedures and requirements set forth in the Bylaws, the Company’s Secretary will call a special meeting of shareholders upon the valid written request of one or more shareholders of record owning at least 20% of the Company’s outstanding shares entitled to vote at the meeting. The amendments also include updates to the Company’s advance notice provisions and other technical, clarifying and modernizing revisions.

The foregoing description of the amendment and restatement of the Bylaws is qualified in its entirety by reference to the full text of the Bylaws attached as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

Exhibit
Number	Exhibit
3.1	Amended and Restated Bylaws of Albemarle Corporation, effective October 26, 2026
10.1	Credit Agreement, dated as of October 29, 2026, among Albemarle Corporation, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Swing Line Lender
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBEMARLE CORPORATION

Date: October 30, 2026	By:	/s/ Ander C. Krupa
Ander C. Krupa
Senior Vice President, General Counsel and Corporate Secretary